EXHIBIT 99.1

(front of card)

THE TOWN AND COUNTRY TRUST

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN AUTHORIZATION

I wish to participate in The Town and Country Trust Dividend Reinvestment and Share Purchase Plan (the “Plan”). I hereby appoint National City Bank (the “Plan Administrator”) as my agent to apply my cash dividends, if I have so indicated, and any cash payments I may make to the purchase of common shares of The Town and Country Trust (“TCT”) which shall be credited to my account under the Plan. I hereby authorize TCT to pay to the Plan Administrator for my account all cash dividends and other distributions payable to me on common shares of TCT registered in my name, as indicated below. My participation in the Plan and this authorization are subject to the terms and conditions of the Plan of which I have a copy. I understand that I may terminate my participation at any time.

☐ a. Full Dividend Reinvestment. Reinvest the dividends on common shares of TCT that I now or subsequently hold registered in my name. I may also make optional cash investments from time to time on which dividends are to be reinvested.

☐ b. Partial Dividend Reinvestment.    Reinvest the dividends on TCT common shares held by me as follows: Reinvest only on              common shares. Dividends on all Shares purchased under the Plan shall be reinvested. I may also make optional cash investments from time to time on which dividends are to be reinvested.

☐ c. Cash Payments Only.    I shall from time to time make cash payments to purchase additional TCT common shares. Dividends on such shares purchased under the Plan shall be reinvested. All dividends on TCT common shares held by me, other than in the Plan, are to be paid to me.

Check one of the boxes and SIGN BELOW.

My initial cash payment of $        is enclosed.
(Make check payable to National City Bank)

Shareholder(s):

Date:

(All owners must sign exactly as shown on reverse side.)

(reverse of card)

PRINT NAME:                                                                                               ACCOUNT NO.:
(As it appears on your certificate)

TAXPAYER I.D. NO.:

ADDRESS:

(NOTE: Please sign the reverse side and check investment plan selected)